Exhibit 3.1
AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

This Amendment No. 2 (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership (the “Agreement”) of LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership (the “Partnership”), is made as of October 17, 2011, by LEAF Asset Management, LLC, a Delaware limited liability company, the general partner of the Partnership, on behalf of the Partnership.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Section 16.2 of the Agreement authorizes the Limited Partners, acting by Consent of the Majority Interest, to amend the Agreement; and

WHEREAS, the General Partner solicited the Consent of the Limited Partners and a Majority Interest has consented to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises, it is hereby agreed as follows:

1.           Amendment.  Section 11.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(b)	During the Reinvestment Period, the General Partner shall apply Distributable Cash in the following order of priority:

(i)
first, 1% to the General Partner and 99% to the Limited Partners such that the Limited Partners will receive Distributable Cash in an amount sufficient to permit the Limited Partners to pay federal, state and local taxes upon their share of Partnership taxable Income, assuming that all Limited Partners are subject to income taxation at a 30% income tax rate;

(ii)	second, to investment or reinvestment in Investments in such amounts as the General Partner may determine; and

(iii)	thereafter, 1% to the General Partner and 99% to the Limited Partners.”

2.           Other Provisions of the Agreement.  Except as expressly set forth in this Amendment, the Agreement remains unmodified and will continue in full force and effect.  All other provisions of the Agreement shall be construed to give effect to the provisions of this Amendment.

3.           Headings.  The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P.

By:           LEAF Asset Management, LLC, its general partner

By:           /s/ Crit DeMent
Name:           Crit DeMent
Title:             Chief Executive Officer